Exhibit 99.1

MARATHON OIL CORPORATION REPORTS SECOND-QUARTER 2004 RESULTS

Income from Continuing Operations Increased 48 Percent Over Second-Quarter 2003

HOUSTON, July 27 -- Marathon Oil Corporation (NYSE: MRO) today reported second quarter 2004 net income of $352 million, or $1.02 per diluted share. Net income in the second quarter 2003 was $248 million, or $0.80 per diluted share. No special items were incurred in the second quarter 2004. For the second quarter of 2003, net income adjusted for special items was $263 million, or $0.85 per diluted share. Income from continuing operations in the second quarter 2004 increased $113 million or 48 percent over the second quarter 2003.

Earnings Highlights
	Quarter ended June 30
(Dollars in millions, except per diluted share data)	2004	2003
Income from continuing operations	$348	$235
Discontinued operations	4	13
Net income	352	248
Adjustments for special items (After tax):
Gain on asset dispositions	---	62
Loss on joint venture dissolution	---	(77)
Net income adjusted for special items*	$352	$263
Income from continuing operations - per diluted share	$1.01	$0.76
Net income - per diluted share	$1.02	$0.80
Net income adjusted for special items* - per diluted share	$1.02	$0.85
Revenues and other income	$12,592	$9,706

* See page 5 for a discussion of net income adjusted for special items.

Second-Quarter Key Events

  Advanced Integrated Gas Strategy
    Equatorial Guinea liquefied natural gas (LNG) project reaches final investment decision and construction is underway
    Delivered two LNG cargos under terms of Elba Island LNG terminal regas agreement
  Realized Continued Exploration Success

- Two significant discoveries out of three key wells drilled
  Strengthened Core Areas
    On track to sanction Norwegian development by year-end
  Marathon Ashland Petroleum LLC (MAP) Achieves Strong Operational Performance
    Processed record volumes of crude oil and total throughputs at refineries to meet strong consumer demand
    Continued strong same store retail merchandise sales growth at Speedway SuperAmerica LLC
  Progressed Proposed Acquisition of Ashland's Interest in MAP

- Received notice of early termination of waiting period under the Hart-Scott-Rodino Act

"The second quarter was marked by several key achievements. Most notably, we reached final investment decision on the Equatorial Guinea LNG project, the cornerstone of our integrated gas strategy. Construction is already underway on this project, which is on track for first LNG shipments in late 2007," said Marathon Oil Corporation President and CEO Clarence P. Cazalot Jr. "Two significant offshore discoveries also were added to our growing list of exploration successes, while in the downstream segment, MAP delivered strong results during the quarter and logged record refinery throughputs helping to meet increased consumer demand. MAP's record setting operational performance coupled with the results from our upstream operations continues to demonstrate the value that being a fully integrated company brings to our shareholders."

Overall, Marathon's second-quarter 2004 results were higher than those of the comparable period of 2003 as a result of strong downstream performance and higher natural gas and oil prices. These factors were partially offset by a significant mark-to-market loss on expected future sales under two long-term gas contracts in the U.K., lower production primarily due to asset sales, increased administrative expenses associated with a non-cash charge related to equity-based compensation granted under approved compensation plans and up-front costs related to outsourcing activities. Marathon recently finalized outsourcing of certain accounting and information technology functions to capture industry-leading best practices, efficiencies and technology beyond that which the company could provide on its own.

Advanced Integrated Gas Strategy

During the quarter, Marathon; the Government of Equatorial Guinea; and Compania Nacional de Petroleos de Guinea Ecuatorial (GEPetrol), the National Oil Company of Equatorial Guinea; announced that they finalized all of the necessary agreements for the companies' Equatorial Guinea LNG project. This marked the final investment decision for this project, which is expected to begin shipping first cargoes of LNG in late 2007. Preliminary construction work on the plant began in December 2003 and is progressing on schedule. This project is expected to be one of the lowest cost LNG operations in the Atlantic basin with an all-in LNG operating, capital and feedstock cost of approximately $1 per million British thermal units (mmbtu) at the loading flange of the LNG plant. Efforts are underway to expand the utilization of this LNG facility above and beyond the contract to supply 3.4 million metric tons per year to BG Gas Marketing Ltd. for 17 years. Marathon also is seeking additional natural gas supply in the area that could lead to the development of a second LNG train.

Marathon delivered two LNG cargos as part of the company's Elba Island, Georgia, LNG regasification terminal agreement during the quarter. Under the terms of the agreement, Marathon can supply up to 58 billion cubic feet of natural gas (as LNG) per year, for up to 22 years, providing the company with key access to U.S. LNG regasification capacity.

Exploration Success

During the second quarter, Marathon continued its exploration success with discoveries in Angola and Equatorial Guinea. Marathon has announced five significant discoveries out of six key exploratory wells drilled during the first half of the year.

Offshore Angola, Marathon participated in the fourth oil discovery on Block 31. The Venus-1 discovery well announced in early June was drilled to a total depth of 14,784 feet and encountered three pay intervals. The Venus discovery, along with the three nearby discoveries, moves closer the commercial development of the northeast portion of Block 31, in which Marathon holds a 10 percent interest. Currently, Marathon is drilling the Cola prospect on Block 32, in which the company holds a 30 percent interest, and plans to spud one to two additional wells offshore Angola during 2004.

Offshore Equatorial Guinea, Marathon participated in a natural gas and condensate discovery on the Alba Block (Sub Area A). The Deep Luba well was drilled to a total measured depth of 15,497 feet from the Alba field production platform and encountered 270 feet of net gas/condensate pay. Marathon expects to continue testing the discovery during the second half of 2004. This discovery reinforces the additional resource potential of the Alba field, in which Marathon holds a 63 percent interest. Later this year, the company will spud the Gardenia prospect on the Alba Block (Sub Area B).

Offshore Nova Scotia on the Marathon-operated Annapolis Block, the Crimson well is drilling and expected to reach total depth late in the third quarter. Marathon holds a 30 percent interest in the Annapolis Block.

In the Gulf of Mexico, the Kansas #3 exploration well, in which Marathon holds a 46 percent interest, recently completed drilling and was plugged and abandoned. Marathon and its partners are analyzing well data to determine next steps.

Strengthened Core Areas

During the second quarter, Marathon and its Alvheim partners continued to move forward with development plans for the area. In April, the Alvheim group submitted an impact assessment to the Norwegian regulatory authorities, and the group intends to submit a plan of development and operation (PDO) by early August. Approval of the PDO is anticipated during the fourth quarter and first production is expected in 2007. Marathon is the Alvheim area operator, holding a 65 percent working interest. Recently, the Alvheim group reached agreement to tie-in the nearby Klegg discovery, in which Marathon holds a 46.9 percent interest, subject to the approval of a Klegg PDO. Production from a combined Alvheim/Klegg development is expected to ramp up to more than 50,000 net barrels per day (bpd) during 2007. Also, the Hamsun discovery, announced early this year, is being examined as another possible tie-back to the Alvheim development.

MAP Achieves Strong Operational Performance

In the refining, marketing and transportation (downstream) segment, MAP remained focused on maintaining its top quartile position in the U.S. downstream business and delivered record refinery throughputs and increased retail merchandise sales.

With the completion of a significant amount of planned refinery maintenance and the Catlettsburg, Kentucky, repositioning project during the first quarter of this year, MAP was able to help meet the strong market demand for transportation fuels during the second quarter resulting in the second best quarterly earnings in MAP's six-year history. MAP set records for total refinery throughput, as well as crude oil throughput during the quarter. During the quarter, MAP refineries crude oil throughput totaled approximately 1.013 million bpd. MAP expects its average crude oil throughput for the total year to be at or above historic levels.

In the retail segment, Speedway SuperAmerica LLC posted strong same store merchandise sales results during the quarter, up approximately 12 percent when compared to the same period last year.

Status of Marathon's Acquisition of Ashland's Interest in MAP

During the quarter, the Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Act for the proposed acquisition of Ashland Inc.'s minority interest in MAP. Also, Marathon and Ashland submitted a request for a letter ruling to the Internal Revenue Service (IRS) on the tax-free status of the proposed acquisition. The company is on schedule to complete the transaction by year-end, subject to the satisfaction of the remaining conditions including the receipt of a favorable tax ruling from the IRS and Ashland shareholder approval of the transaction.

Segment Results

Total segment income was $912 million in second quarter 2004, compared with $597 million in second quarter 2003, an increase of nearly 53 percent.

Exploration and Production

Worldwide upstream segment income totaled $343 million in second quarter 2004, compared to $312 million in second quarter 2003.

United States upstream income was $285 million in second quarter 2004, compared to $244 million in second quarter 2003. The increase was primarily due to higher liquid hydrocarbon and natural gas prices partially offset by lower liquid hydrocarbon volumes primarily resulting from the sale of the Yates field. Derivative losses totaled $23 million in second quarter 2004, compared to $21 million in second quarter 2003.

International upstream income was $58 million in second quarter 2004, compared to $68 million in second quarter 2003. The decrease is primarily a result of significantly higher non-cash mark-to-market derivative losses, partially offset by higher liquid hydrocarbon prices and volumes and higher natural gas prices. The higher liquid hydrocarbon volumes are mainly attributable to the acquisition of Khanty Mansiysk Oil Corporation (KMOC) in Russia. Derivative losses totaled $104 million in the second quarter of 2004, compared to $11 million in the second quarter of 2003. Derivatives included non-cash mark-to-market losses of $95 million in the second quarter of 2004, compared to a $10 million loss in the second quarter of 2003, related to expected future sales under two long-term gas contracts in the U.K. For additional information on U.K. gas contracts, see note 3 on page 8.

Marathon estimates its 2004 production will average approximately 360,000 barrels of oil equivalent per day (boepd), excluding the effect of any acquisitions or dispositions, compared to previous estimates of approximately 365,000 boepd. This reduction is primarily a result of delays associated with the company's liquids expansion projects in Equatorial Guinea. The Phase 2A offshore development and condensate expansion project will begin increasing condensate production in July and is expected to reach full capacity of 54,000 bpd in the third quarter of 2004. The Phase 2B liquefied petroleum gas expansion project is expected to start-up in the first half of 2005. The estimated combined peak liquids production rate of 79,000 bpd (44,500 bpd net to Marathon) is expected to be achieved in the first half of 2005.

Refining, Marketing and Transportation

Downstream segment income was $577 million in second quarter 2004 compared to $258 million in second quarter 2003 primarily reflecting a higher refining and wholesale marketing margin due initially to the market's concerns about refiners' ability to supply the new Tier 2 low sulfur gasolines which were required effective January 1, 2004 and, more recently, due to concerns about the adequacy of distillate supplies heading into winter, resulting in a strong 3-2-1 crack spread in both of MAP's markets during the second quarter 2004.

Integrated Gas

Integrated gas segment loss was $8 million in second quarter 2004 compared with segment income of $27 million in second quarter 2003. The decrease was primarily the result of $18 million of gross start-up costs associated with the LNG project in Equatorial Guinea and lower income due to reduced gas marketing activities, including mark-to-market changes in derivatives used to support those activities. These were partially offset by increased earnings from Marathon's equity investment in the Atlantic Methanol Production Company LLC (AMPCO) methanol plant in Equatorial Guinea. Plant operations in 2004 have been operating at a 93 percent on-stream factor and prices have remained strong in 2004 averaging nearly $213 per ton through June 2004.

Unallocated Administrative Expenses

Unallocated administrative expenses in the second quarter were higher than expected due to a $24 million non-cash charge related to equity based compensation, primarily as a result of an increase of more than $4.00 per share in Marathon's stock price during the quarter, and up-front costs related to outsourcing activities. These outsourcing activities are a part of Marathon's and MAP's ongoing business transformation efforts to make the companies more efficient, improve business focus and reduce costs beginning in 2005.

- xxx -

The company will conduct a conference call on second quarter results on July 27, 2004, at 2 p.m. EDT. To listen to the Web cast of the conference call, visit the Marathon Web site at www.marathon.com. Replays of the Web cast will be available through August 10, 2004. Quarterly financial and operational information is also provided on our Web site at http://www.marathon.com/Investor_Center/Investor_Relations/ in the Quarterly Investor Packet.

In addition to net income determined in accordance with generally accepted accounting principles (GAAP), Marathon has provided supplementally "net income adjusted for special items", a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are difficult to predict or to measure in advance and are not directly related to Marathon's ongoing operations. A reconciliation between GAAP net income and "net income adjusted for special items" is provided in a table on page 1. "Net income adjusted for special items" should not be considered a substitute for net income as reported in accordance with GAAP. Generally, items excluded from "net income adjusted for special items" are not allocated to Marathon's segment income.

Management, as well as certain investors, uses "net income adjusted for special items" to evaluate Marathon's financial performance between periods. Management also uses "net income adjusted for special items" to compare Marathon's performance to certain competitors.

This release contains forward-looking statements with respect to the timing and levels of the company's worldwide liquid hydrocarbon and natural gas and condensate production, future exploration and drilling activity, the Phase 2B LPG expansion project, a LNG project, and the proposed acquisition of Ashland's 38 percent interest in MAP. Some factors that could potentially affect worldwide liquid hydrocarbon and natural gas and condensate production, and the exploration and drilling activities include pricing, supply and demand for petroleum products, amount of capital available for exploration and development, occurrence of acquisitions/dispositions of oil and gas properties, regulatory constraints, timing of commencing production from new wells, drilling rig availability, acts of war or terrorist acts and the governmental or military response thereto, and other geological, operating and economic considerations. Some factors that could affect the Phase 2B LPG expansion project include unforeseen problems arising from construction and unforeseen hazards such as weather conditions. Factors that could affect the proposed LNG project include unforeseen problems arising from construction, inability or delay in obtaining necessary government and third party approvals, unanticipated changes in market demand or supply, environmental issues, availability or construction of sufficient LNG vessels, and unforeseen hazards such as weather conditions. Some factors that could affect the proposed acquisition of Ashland's 38 percent interest in MAP include a favorable tax ruling from the U.S. Internal Revenue Service, opinions of outside tax counsel, Ashland shareholder approval, Ashland public debt holder consents and updated Ashland solvency opinions. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2003 and subsequent Forms 10-Q and 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Ashland Inc. has filed a preliminary proxy statement/prospectus with the U.S. Securities and Exchange Commission in connection with the proposed transfer to Marathon Oil Corporation by Ashland of its interest in Marathon Ashland Petroleum LLC and other related businesses. Marathon, Ashland, New EXM Inc. and ATB Holdings Inc. will file a definitive proxy statement/prospectus with the SEC in connection with the transaction. Investors and security holders are urged to read the preliminary proxy statement/prospectus, which is available now, and the definitive proxy statement/prospectus, when it becomes available, because it contains and will contain important information. Investors and security holders may obtain a free copy of the preliminary proxy statement/prospectus and the definitive proxy statement/prospectus (when it is available) and other documents filed by Marathon, Ashland, New EXM Inc. and ATB Holdings Inc. with the SEC at the SEC's web site at www.sec.gov. The definitive proxy statement/prospectus and other documents filed by Marathon may also be obtained for free from Marathon by calling Investor Relations at 713-296-4171.

Media Contacts: Susan Richardson 713-296-3915

Paul Weeditz 713-296-3910

Investor Relations: Ken Matheny 713-296-4114
Howard Thill 713-296-4140

Condensed Consolidated Statement of Income (unaudited)
	2nd Quarter Ended June 30		Six Months Ended June 30
(Dollars in millions, except per diluted share data)	2004	2003	2004	2003
Revenues and Other Income:
Sales and other operating revenues (including consumer excise taxes)	12,514	$9,644	23,166	$19,676
Income from equity method investments	43	(67)	70	(19)
Net gains on disposal of assets	6	120	8	122
Gain on ownership change in Marathon Ashland Petroleum LLC	1	(4)	1	--
Other income	28	13	40	26
Total revenues and other income	12,592	9,706	23,285	19,805
Costs and Expenses:
Cost of revenues (excludes items shown below)	9,922	7,443	18,445	15,352
Consumer excise taxes	1,138	1,091	2,190	2,107
Depreciation, depletion and amortization	308	297	610	589
Selling, general and administrative expenses	289	244	519	451
Other taxes	79	78	162	158
Exploration expenses	27	27	52	75
Total costs and expenses	11,763	9,180	21,978	18,732
Income from Operations	829	526	1,307	1,073
Net interest and other financial costs	51	52	89	118
Minority interest in income of Marathon Ashland Petroleum LLC	220	105	237	135
Minority interest in loss of Equatorial Guinea LNG Holdings Limited	(4)	--	(4)	--
Income from Continuing Operations before Income Taxes	562	369	985	820
Provision for income taxes	214	134	379	300
Income from Continuing Operations	348	235	606	520
Discontinued Operations
Income from discontinued operations	4	13	4	31
Income Before Cumulative Effect of Changes in Accounting Principles	352	248	610	551
Cumulative effect of changes in accounting principles	--	--	--	4
Net Income	$352	$248	$610	$555

Income from Continuing Operations
Per share - basic	$1.01	$0.76	$1.85	$1.68
Per share - diluted	$1.01	$0.76	$1.84	$1.68
Net income
Per share - basic	$1.02	$0.80	$1.86	$1.79
Per share - diluted	$1.02	$0.80	$1.85	$1.79
Dividends paid per share	$0.25	$0.23	$0.50	$0.46
Weighted average shares, in thousands
Basic	344,631	310,037	327,602	309,975
Diluted	346,122	310,116	329,233	310,039

The following notes are an integral part of this Consolidated Statement of Income.

Selected Notes to Financial Statement (unaudited)

  Marathon Oil Corporation (Marathon) is engaged in worldwide exploration and production of crude oil and natural gas; domestic refining, marketing and transportation of crude oil and petroleum products primarily through its 62 percent owned subsidiary, Marathon Ashland Petroleum LLC; and integrated gas.

  Effective January 1, 2004, Marathon realigned its segment reporting to reflect a new business segment, Integrated Gas. This segment includes Marathon's LNG operations in Alaska and Equatorial Guinea, the AMPCO methanol plant operations in Equatorial Guinea, and certain other natural gas marketing and transportation activities, along with expenses related to the continued development of an integrated gas business. These activities were previously reported in the Other Energy Related Businesses ("OERB") segment, which has been eliminated. Crude oil marketing and transportation activities and costs associated with a GTL demonstration plant, previously reported in OERB, are now reported in the E&P segment. Refined product transportation activities not included in MAP, also previously reported in OERB, are now reported in the RM&T segment. All 2003 information has been restated to reflect the new segment structure.

  Marathon has two long-term contracts for the sale of natural gas in the United Kingdom. These contracts expire in September 2009. These contracts were entered into in the early 1990s in support of Marathon's investments in the East Brae field and the SAGE pipeline. Contract prices are linked to a basket of energy and other indices. The contract price is reset annually based on the previous twelve-month changes in the basket of indices. At the inception of the contracts, there was no single natural gas pricing index.

These contracts are accounted for as derivative instruments under generally accepted accounting principles. Derivatives are required to be recorded in the balance sheet at fair value and changes in fair value are recognized in income. The fair value of these contracts is determined by applying the difference between the contract price and the U.K. forward gas strip price to the expected sales volumes for the next eighteen months under these contracts. Adjustments to the fair value of these contracts result in non-cash charges or credits to income from operations. The difference between the contract price and the U.K. forward gas strip price may fluctuate widely from time to time and may result in significant effects to income from operations.

During the second quarter of 2004, Marathon recorded a non-cash charge of $95 million to earnings and increased the derivative liability on the U.K. contracts to $110 million as of June 30, 2004. The increase is primarily due to the U.K. 18-month forward gas price curve strengthening more than 30 percent during the quarter. Since the adoption of the current accounting standard on derivatives, the fair value of these contracts has fluctuated from an asset value of $38 million to a liability value of $110 million.

Preliminary Supplemental Statistics (unaudited)
	2nd Quarter Ended June 30		Six Months Ended June 30
(Dollars in millions, except as noted)	2004	2003	2004	2003
Income from Operations(a)
Exploration & Production
United States	$285	$244	$591	$605
International	58	68	230	222
E&P Segment Income	343	312	821	827
Refining, Marketing & Transportation(b)	577	258	626	328
Integrated Gas	(8)	27	7	29
Segment Income	912	$597	$1,454	$1,184
Items not allocated to segments:
Administrative Expenses	(84)	(49)	(148)	(93)
Gain (loss) on Ownership Change - MAP	1	(4)	1	--
Gain on asset disposition	--	106	--	106
Impairment of equity method investment	--	(124)	--	(124)
Income From Operations	$829	$526	$1,307	$1,073
Capital Expenditures(a)
Exploration & Production	$180	$297	$352	$514
Refining, Marketing & Transportation	138	157	273	288
Integrated Gas	151	14	186	22
Corporate	4	1	6	2
Total	$473	$469	$817	$826
Exploration Expense
United States	$15	$12	$23	$50
International	12	15	29	25
Total	$27	$27	$52	$75
Operating Statistics
Net Liquid Hydrocarbon Production(mbpd)(c)
United States	87.2	114.4	89.5	116.0
Europe	41.0	40.8	43.0	45.0
Other International	16.1	9.8	16.1	5.7
West Africa	33.7	32.5	32.3	25.4
Total International	90.8	83.1	91.4	76.1
Worldwide Continuing Operations	178.0	197.5	180.9	192.1
Discontinued Operations	--	3.8	--	4.1
Worldwide	178.0	201.3	180.9	196.2
Net Natural Gas Production(mmcfd)(c)(d)
United States	641.1	707.4	671.3	742.5
Europe	252.8	282.6	305.7	334.8
West Africa	71.0	74.3	73.6	73.4
Total International	323.8	356.9	379.3	408.2
Worldwide Continuing Operations	964.9	1,064.3	1,050.6	1,150.7
Discontinued Operations	--	101.0	--	99.9
Worldwide	964.9	1,165.3	1,050.6	1,250.6
Total production (mboepd)	338.8	395.5	356.0	404.6

Preliminary Supplemental Statistics (unaudited) (continued)
	2nd Quarter Ended June 30		Six Months Ended June 30
(Dollars in millions, except as noted)	2004	2003	2004	2003
Operating Statistics (continued)
Average Sales Prices (excluding derivative gains and losses)
Liquid Hydrocarbons ($ per bbl)
United States	$31.74	$25.23	$30.71	$27.59

Europe	34.69	24.96	32.81	28.35
Other International	20.19	15.94	18.95	18.20
West Africa	31.44	24.10	30.50	25.78
Total International	30.91	23.56	29.55	26.73
Worldwide Continuing Operations	31.32	24.53	30.13	27.25
Discontinued Operations	--	27.93	--	29.64
Worldwide	$31.32	$24.59	$30.13	$27.30

Natural Gas ($ per mcf)
United States	$5.02	$4.40	$4.86	$4.91

Europe	3.85	3.01	4.02	3.22
West Africa	.26	.25	.25	.25
Total International	3.07	2.44	3.29	2.68
Worldwide Continuing Operations	4.37	3.75	4.29	4.12
Discontinued Operations	--	5.23	--	5.68
Worldwide	$4.37	$3.87	$4.29	$4.25

Average Sales Prices (including derivative gains and losses)
Liquid Hydrocarbons ($ per bbl)
United States	$29.09	$24.86	$28.58	$26.92

Europe	32.34	24.65	31.18	27.73
Other International	20.19	15.94	18.89	18.20
West Africa	31.44	24.10	30.50	25.78
Total International	29.85	23.41	28.77	26.37
Worldwide Continuing Operations	29.48	24.25	28.67	26.70
Discontinued Operations	--	27.93	--	29.64
Worldwide	$29.48	$24.32	$28.67	$26.76

Natural Gas ($ per mcf)
United States	$5.00	$4.14	$4.82	$4.52

Europe(e)	(.27)	2.62	2.56	3.01
West Africa	.26	.25	.25	.25
Total International	(.16)	2.12	2.11	2.51
Worldwide Continuing Operations	3.27	3.47	3.84	3.81
Discontinued Operations	--	5.23	--	5.68
Worldwide	$3.27	$3.62	$3.84	$3.96

Preliminary Supplemental Statistics (unaudited) (continued)
	2nd Quarter Ended June 30		Six Months Ended June 30
(Dollars in millions, except as noted)	2004	2003	2004	2003
MAP
Refinery Runs (mbpd)
Crude Oil Refined	1,013.4	950.9	901.0	902.3
Other Charge and Blend Stocks	141.8	129.4	169.0	113.0
Total	1,155.2	1,080.3	1,070.0	1,015.3
Refined Product Yields(mbpd)
Gasoline	623.0	582.1	587.6	533.1
Distillates	323.1	291.3	279.0	274.5
Propane	22.6	22.6	21.2	20.8
Feedstocks and Special Products	95.5	91.6	101.7	98.6
Heavy Fuel Oil	20.2	23.9	23.6	20.9
Asphalt	84.9	76.1	70.9	70.9
Total	1,169.3	1,087.6	1,084.0	1,018.8
Refined Product Sales Volumes(mbpd)	1,440.2	1,346.4	1,373.8	1,313.5
Matching buy/sell volumes included in refined product sales volumes (mbpd)	74.2	65.8	76.9	72.0
Refining and Wholesale Marketing Margin(f)(g)	$0.1255	$0.0701	$0.0822	$0.0559
Speedway SuperAmerica LLC
Number of SSA retail outlets	1,746	1,802	--	--
SSA Gasoline and Distillate Sales(h)	802	882	1,565	1,711
SSA Gasoline and Distillate Gross Margin(f)	$0.1192	$0.1229	$0.1169	$0.1198
SSA Merchandise Sales	$600	$590	$1,122	$1,112
SSA Merchandise Gross Margin	$140	$141	$272	$274

(a) In January 2004, Marathon changed its business segments to fully reflect all the operations of the integrated gas strategy within a single segment and has realigned its segment reporting to reflect a new business segment, Integrated Gas. Segment income and capital expenditures for previous quarters in 2003 have been revised to reflect this change.

(b) Includes MAP at 100%. RM&T segment income includes Ashland's 38% interest in MAP of $222 million, $240 million, $98 million and $129 million in the second quarter and six months year-to-date 2004 and 2003, respectively.

(c) Amounts reflect production after royalties, excluding the U.K., Ireland and the Netherlands where amounts are before royalties.

(d) Includes gas acquired for injection and subsequent resale of 23.5, 22.7, 17.1, and 23.4 mmcfd in the second quarter and six months year-to-date 2004 and 2003, respectively.

(e) Includes non-cash mark to market effects of the U.K. long-term contracts. See note 3 on page 8.

(f) Per gallon

(g) Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation.

(h) Millions of gallons